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                                                                    Exhibit 99.2

                          Correctional Properties Trust
                          3300 PGA Boulevard, Suite 750
                        Palm Beach Gardens, Florida 33410
                        (561) 630-6336 Fax (561) 630-6311

March 26, 2002

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

We have received, on the date hereof, representation from Arthur Andersen LLP that their audit of the financial statements contained in Correctional Properties Trust's Annual Report on Form 10-K for the year ended December 31, 2001, of which this Exhibit 99.2 is a part, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit. The Company has been advised by Arthur Andersen LLP that the availability of personnel at foreign affiliates of Arthur Andersen LLP was not relevant to the Company's audit for the year ended December 31, 2001.

Sincerely,


/s/ David J. Obernesser
Vice President, Chief Financial Officer, Secretary and Treasurer
Correctional Properties Trust